     Exhibit 99.2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of the Company’s Common Stock, par value $1.00 per share (“Common Stock”) as of March 17, 2020 by each director and nominee for director, each current executive officer of the Company, and each other person who may be deemed to be a “participant” in the solicitation of proxies by or on behalf of the Company’s Board of Directors. The percentages shown were calculated based on 9,058,039 issued and outstanding shares of Common Stock.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Total
Craig C. Bram	308,747	(1)	3.41%
Murray H. Wright	137,008	(2)	1.51%
Dennis M. Loughran	63,428		*
Henry L. Guy	49,251	(3)	*
J. Greg Gibson	40,635	(4)	*
James W. Terry, Jr.	35,113	(5)	*
Susan S. Gayner	30,630		*
Anthony A. Callander	20,520		*
Amy J. Michtich	20,058		*
Jeffrey Kaczka	18,081	(6)	*
*Less than 1%
(1) Includes indirect ownership of 17,818 shares held in an IRA; 32,763 shares held by his spouse; 3,145 shares allocated under the Company’s 401(k)/ESOP Plan; and 2,030 shares which are subject to currently exercisable options.

(2) Includes indirect ownership of 40,000 shares held in an IRA; 5,810 shares held by his spouse; and 89,583 shares held in a revocable trust.
(3) Includes 552 shares held in custodial accounts for minor children; and 7,000 shares held in a revocable trust.
(4) Includes indirect ownership of 1,896 shares held in an IRA; 7,076 shares held under the Company's 401(k)/ESOP; and 5,490 shares which are subject to currently exercisable options.
(5) Includes 20,000 shares held in an IRA; and 1,150 shares held in a revocable trust.
(6) Includes 13,174 shares held in an IRA.